Property of RXi Pharmaceuticals RXi Pharmaceuticals NASDAQ: RXII www.rxipharma.com Developing the Next Generation of Immuno - Oncology Therapeutics Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated September 14, 2018 Relating to Prospectus dated September 14, 2018 Registration Statement No. 333 - 227173

Property of RXi Pharmaceuticals Forward Looking Statements This presentation contains forward - looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 . Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests” and similar expressions are intended to identify forward - looking statements . These statements are based on RXi Pharmaceuticals Corporation’s (the “Company”) current beliefs and expectations . Such statements include, but are not limited to, statements about the future development of the Company’s products (including timing of clinical trials and related matters associated therewith), the expected timing of certain developmental milestones, the reporting of unblinded data, potential partnership opportunities, the Company’s competition and market opportunity and pro forma estimates . The inclusion of forward - looking statements should not be regarded as a representation by the Company that any of its plans will be achieved . Actual results may differ from those set forth in this presentation due to risks and uncertainties in the Company’s business, including those identified under “Risk Factors” in the Company’s most recently filed Year - End Report on Form 10 - K and in other filings the Company periodically makes with the U . S . Securities and Exchange Commission . The Company does not undertake to update any of these forward - looking statements to reflect a change in its views or events or circumstances that occur after the date of this presentation . This presentation does not constitute an offer to sell securities including but not limited to within any jurisdiction in which the sale of such securities would be unlawful . This presentation does not constitute a solicitation or offer to sell securities . Such offer and the information set forth herein have not been reviewed, approved or disapproved, nor has the accuracy or adequacy of the information set forth herein been passed upon, by the SEC or any state securities administrator . Any representation to the contrary is a criminal offense . An investment in the securities offered by the Company is speculative and involves a high degree of risk . Investment in the securities offered hereby is suitable only for persons of substantial financial means who can afford a total loss on their investment . The Company has filed a Registration Statement and a prospectus with the SEC for the offering for which this presentation relates . Before you invest, you should read the Company’s Registration Statement and the prospectus, and any amendments or supplements thereto and other documents the Company has filed with the SEC for more complete information about the Company and this offering . The Registration Statement and the prospectus, as may be amended or supplemented from time to time, may be accessed through the SEC’s website at www . sec . gov . Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and any amendments or supplements thereto if you request it through the Company’s Investor Relations department at 257 Simarano Drive, Suite 101 , Marlborough, MA 01752 or by telephone at (508) 929 - 3646 . This presentation contains statistics and other data that has been obtained or compiled from information made available by third party service providers . The Company has not independently verified such statistics or data . The information presented in this presentation is as of September 14 , 2018 , unless indicated otherwise . 2

Property of RXi Pharmaceuticals 3 Regulatory and Clinically Validated Technology Supports Development Strategy Developing the Next Generation of RNAi - based Immuno - Oncology Therapeutics using sd - rxRNA FDA approved new class of RNAi - based therapeutics sd - rxRNA proven safe and effective in P2 clinical trials Proven and experienced management team, accomplished Scientific Advisory Board and Board of Directors Novel self - delivering RNAi (sd - rxRNA ® ) technology ideally suited for local and direct Immuno - Oncology therapeutics with freedom to operate Regulatory Technology Leadership Clinical x x x x

Property of RXi Pharmaceuticals 4 Cancer: A Large Unmet Need U.S. Statistics at a Glance *https://seer.cancer.gov/statfacts/html/all.html Estimated number of new cases of cancer in 2018 Estimated number of cancer deaths in 2018 1,735,350 609,640 Solid tumors ~1.6M Hematological ~135K Solid tumors ~565K Hematological ~44K Cancer is second to heart disease as the leading cause of death in the U.S.

Property of RXi Pharmaceuticals New Therapies Provide Patients and Physicians More Options to Overcome Cancer Figure adapted from: Baselga J., et al. , Clin Cancer Res October 1 2015 (21) (19 Supplement) S1 - S128; DOI: 10.1158/1078 - 0432.CCR - 15 - 1846 Radiotherapy Surgery Traditional Chemotherapy Immunotherapy Precision Therapy 1890s - present Ancient times - present 1940s - present 1997 - present 1998 - present 5

Property of RXi Pharmaceuticals Immuno - Oncology Therapeutics Powerful Method to Destroy Tumor Cells Immunotherapies harness our immune system to restore surveillance of evaded tumors – a potential curative medicine Cancer immunotherapy: Target the reasons why cancer develops. This can be done by restoring or improving immune surveillance processes that normally prevent abnormal cells to survive and expand. Boost immune effector cell function Boost immune effector cell fitness and persistence Increase tumor cell recognition & immunotherapy susceptibility “Release brakes” “Improve engine and fuel” “Provide roadmap and pave the road” 6

Property of RXi Pharmaceuticals sd - rxRNA: Filling the Unmet Need of Other Therapeutic Approaches Advantages of Self - Delivering RNAi Therapeutic Platform sd - rxRNA ® • Can address intra - and extra - cellular targets • Target multiple protein targets alone or in combination • Fast lead generation • Self - delivering = high transfection efficiency and dose - dependent silencing • Not permanent / no genetic modification • Ideal solution for local applications (i.e. ACT, Intratumoral injections) • Easily added to biomanufacturing protocols with ACT • Moderate cost of goods Antibodies Small Molecules Gene Editing • Limited to extracellular targets, one at a time • High cost of goods • Long time to produce • Prone to on - target side effects (systemic vs. local) • Cancer cells can develop resistance • Large size may complicate delivery • Permanent genetic modification = unknown long - term effect 7

Property of RXi Pharmaceuticals Strategy to Tackle Different Immune Escape Mechanisms to Treat Solid Tumors Adoptive Cell Transfer (ACT) T Cells and Checkpoints Other Targets with ACT Direct Tumor Injections Checkpoint Inhibition “Release breaks” Cell Exhaustion / Persistence “Improve engine and fuel” Tumor and Tumor Microenvironment “Provide roadmap and pave the road” • TILs • Engineered T cells • NK cells • Dendritic cells • T cells • Undisclosed sd - rxRNA therapeutics can be used as a standalone treatments or in combination with other modalities 8

Property of RXi Pharmaceuticals TREATMENT INDICATION DISCOVERY PRE - IND CLINICAL Melanoma Ovarian Cancer Head & Neck Other Various Various Various Various Melanoma Various Various Pipeline of Therapeutic Development for Immuno - Oncology Therapeutics Checkpoint Inhibition in ACT (TILs) RXI - 762 Cell Maturation with ACT Cell Metabolism with ACT Direct Tumor Tumor Microenvironment Tumor Microenvironment RXI - 762 RXI - 762 RXI - 762 RXI - 804 RXI - 804 Checkpoint Inhibition in ACT (TILs) Checkpoint Inhibition in ACT (TILs) Checkpoint Inhibition in ACT (TCRs) Checkpoint Inhibition with T - cells Checkpoint Inhibition with ACT Undisclosed Undisclosed Undisclosed Undisclosed Undisclosed 9

Property of RXi Pharmaceuticals sd - rxRNA in Adoptive Cell Therapy (ACT) Immunotherapy to Treat Solid Tumors 1 2 3 RXi adds an important step in the ACT process. Pre - treatment of cells with sd - rxRNA compounds can be used to silence one or more immuno - suppressive genes (such as PD - 1 and other checkpoints). sd - rxRNA Treatment 1. T cells are obtained from a patient or immune cell bank 2. Cells are expanded and treated with RXi’s self - delivering RNAi therapeutic compounds (sd - rxRNA ® ) 3. Enhanced cells are infused back into the patient to attack cancer ACT Method This treatment weaponizes immune cells boosting their ability to detect and destroy tumor cells. 10

Property of RXi Pharmaceuticals sd - rxRNA De - risked to Rapidly Advance to Clinical Development in Immuno - Oncology 11 sd - rxRNA platform clinically validated (safety and efficacy) in P2 trials by direct local injection Clinically validated targets in development for oncology Industry and academic collaborations with proven track record in translational immuno - oncology cGMP drug substance available for lead program Regulatory validated RNAi technology

Property of RXi Pharmaceuticals • Background : Academic collaboration to determine feasibility of sd - rxRNA platform to enhance the function of TILs • Goal: Evaluate sd - rxRNA compounds targeting immune checkpoints in preclinical screening models of matched TIL/tumor cell pairs from melanoma and ovarian cancer patients • Result: Observe marked PD - 1 Reduction on Surface of TILs in Pilot Rapid Expansion Protocol Melanoma and Ovarian Cancer 12 Collaboration Update – Checkpoint Inhibition 12

medigene

Collaboration Update – T Cell Persistence

Solid Tumors

- **Background:** Industry collaboration to determine synergies between Medigene's recombinant TCR platform and RXi's sd-rxRNA technology in the context of ACT
- **Goal:** Evaluate sd-rxRNA compounds targeting immune checkpoints and/or other immuno-suppressive targets in combination with Medigene's recombinant TCRs to develop modified T cells with enhanced efficacy for the treatment of solid tumors. PD-1 targeting sd-rxRNA utilized for POC, potential to expand collaboration to additional targets.
- **Result:** Observe reduction* of PD1 surface Levels in T cells transduced with TCRs and treated with 2 uM RXI-762 (Cells re-activated on Day 11).

Untransduced Activated T Cells


Cells treated with
2 uM PD1 targeting sd-rxRNA
Cells treated with
2 uM NTC sd-rxRNA
hours after activation
8d
7d
96h
72h
48h
Before treatment
PD-1

Observe significant reduction of PD1 surface Levels in Activated T-cells (non-engineered) treated with RXI-762 (72 and 96 hrs)

Transduced Re-activated T Cells


48 hrs post reactivation
MFI
400
300
200
100
0
Untransduced T cells
TCR-1 (T cells)
TCR-2 (T cells)
untreated
d7+9 NTC sd-rxRNA
d7 PD-1 sd-rxRNA&
d7+9 PD-1 sd-rxRNA
d9 PD-1 sd-rxRNA

Observe reduction* of PD1 surface Levels in T cells transduced with TCRs and treated with 2 uM RXI-762 (Cells re-activated on Day 11).

*silencing activity not optimized for maximal effect

&Day 7 PD1 treated TCR-2 cells not measured

Property of RXi Pharmaceuticals

13

Collaboration Update – Intratumoral Injection

Melanoma

- **Background:** Academic collaboration to determine feasibility of sd-rxRNA platform to target TME via intra-tumoral injection
- **Goal:** Identify sd-rxRNA compounds to Gustave Roussy's target of interest and demonstrate efficacy (silencing and phenotypic effect) of sd-rxRNA compounds in a mouse model of melanoma
- **Result:** Observe 80-85% reduction of target gene in a mouse model of melanoma (intratumoral injection)

In vitro Results


Ctl
NTC
sd79
sd80
sd81
sd101
100%
77%
24%
21%
6%
28%
Target
Gapdh

Identified potent sd-rxRNA (0.5 uM)

In vivo Results


Target mRNA
Control gene
Quantification relative
1,20
1,00
0,80
0,60
0,40
0,20
0,00
FL-sd-rx-rna 79
FL-sd-rx-rna 79
PBS

Observe 80-85% reduction of target gene in a mouse model of melanoma (intratumoral injection)

Property of RXi Pharmaceuticals

14

Property of RXi Pharmaceuticals 15 Clinical Development Path: 12 - 18 Months - - INDICATION Preclinical data available to support selection of target indication PHENOTYPIC DATA In - vitro efficacy and safety data available for regulatory submission STUDY START Approval received for first patient dosing MONTH 3 MONTH 6 MONTH 9 MONTH 12 - 15 MONTH 18 REGULATORY FILING Submission to authorities and ethics committee UPSCALED Cell manufacturing scale - up complete Complete Complete 2019 CLINICAL GRADE SD - RXRNA Product available and regulatory documentation on manufacturing being compiled Process underway

Property of RXi Pharmaceuticals sd - rxRNA: Powerful Therapeutic Platform 16

Property of RXi Pharmaceuticals Broad Intellectual Property Position in RNAi Compounds and Delivery 17 sd - rxRNA: Freedom to Operate 1 3 9 15 17 19 21 23 25 27 6 13 16 20 22 24 26 28 29 2 4 5 7 8 10 11 12 14 30 18 RNA Duplex Length sd - rxRNA Conventional siRNA rxRNAori dsRNA Kreutzer - Limmer sd - rxRNA ® • “self - delivering” compounds can enter cells and tissues to silence, without the need for an additional delivery vehicle • Has several properties key to the clinical development of RNAi - based drugs (potency, selectivity/specificity, half - life) rxRNAori ® • Similarities to classic siRNA, but slightly longer duplex length • The compound is highly active at picomolar levels in vitro • Modified to increase resistance to nucleases and to prevent off - target effects, including induction of an immune response

Property of RXi Pharmaceuticals Financial Overview Cash and cash equivalents* ~$4.0M Burn rate ~$2.0M/quarter Cash runway Q1 2019 Cash runway (Assuming full use of $15M equity line available) Q2 2020 Common shares outstanding ~4.4M Market Cap ~$6.8M *Unaudited 18 As of 08/30/2018

Property of RXi Pharmaceuticals 19 Future Milestones BD transaction for dermatology and ophthalmology franchises Data from internal studies and external collaborations Advance regulatory document for IND / IMPD submission Increase number of collaborations to develop new immunotherapies to treat cancer BusDev Data Reg. Partner